Exhibit (h)(5)

MASTER ACCOUNTING SERVICES AGREEMENT

This Master Accounting Services Agreement (“Agreement”) dated and effective as of July 31, 2013, is by and among each management investment company identified on Appendix A-1 hereto (each such management investment company and each management investment company made subject to this Agreement in accordance with Section 25 below shall hereinafter be referred to as a “Company” and are sometimes collectively hereinafter referred to as the “Companies”), GE Asset Management Incorporated (“GEAM”), on behalf of each separate account managed by GEAM identified on Appendix A-2 hereto (each, an “Account”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Accounting Agent”).

WHEREAS, each Company may or may not be authorized to issue shares of common stock or shares of beneficial interest in separate series (“Shares”), with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, each Company so authorized intends that this Agreement be applicable to each of its series set forth on Appendix A-1 hereto (such series together with all other series subsequently established by the Company and made subject to this Agreement in accordance with Section 26 below, shall hereinafter be referred to as the “Fund(s)”);

WHEREAS, each Company not so authorized intends that this Agreement be applicable to it and all references hereinafter to one or more “Fund(s)” shall be deemed to refer to such Company;

WHEREAS, each Company and GEAM on behalf of each Account desires to retain Accounting Agent to furnish certain fund accounting and recordkeeping services, and Accounting Agent is willing to furnish such services, on the terms and conditions set forth in this Agreement;

WHEREAS, the Accounting Agent, the Companies and GEAM on behalf of each Account shall use commercially reasonable efforts to adopt and implement a plan to transition the fund accounting and recordkeeping services to the Accounting Agent by or about October 1, 2013.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. APPOINTMENT OF ACCOUNTING AGENT

Each Company and GEAM on behalf of each Account hereby appoints the Accounting Agent to act as fund accounting agent with respect to such Company or Account, respectively, for purposes of providing certain fund accounting and recordkeeping services for the period and on the terms set forth in this Agreement. The Accounting Agent accepts such appointment and agrees to render the Services stated herein.

2. DELIVERY OF INFORMATION

Each Company and GEAM on behalf of each Account shall provide, or shall cause a third party to provide, timely notice to the Accounting Agent of certain data as a condition to the Accounting Agent’s performance described in Section 4 below. The data required to be provided pursuant to this section is set forth on Schedule A hereto, which schedule may be separately amended or supplemented by the parties from time to time.

The Accounting Agent is authorized and instructed to rely upon the information it receives from the Company or GEAM on behalf of an Account, or any third party. The Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of any Company or GEAM on behalf of an Account.

3. REPRESENTATIONS, WARRANTIES AND COVENANTS

(a) Representations and Warranties of the Companies and GEAM. Each Company and GEAM hereby represents and warrants that:

(i) it is organized, validly existing, and if applicable, in good standing in its jurisdiction of organization;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) Upon ratification by the applicable governing board of each Company, all requisite proceedings will have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened which would materially impair its ability to perform its duties and obligations under this Agreement; and

(v) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation or any law or regulation applicable to it.

(b) Representations and Warranties of the Accounting Agent. The Accounting Agent hereby represents and warrants that:

(i) It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to carry on its business in The Commonwealth of Massachusetts and to enter into and perform this Agreement;

(iii) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened which would materially impair the Accounting Agent’s ability to perform its duties and obligations under this Agreement; and

(v) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Accounting Agent or any law or regulation applicable to it.

(c) Each Party shall perform its obligations under this Agreement in a manner that complies in all material respects with laws applicable to it in the conduct of its business. Each party acknowledges that the Companies and GEAM on behalf of the Accounts on the one hand, and Accounting Agent on the

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other, assume full responsibility for complying with laws applicable to each of them, including, with respect to Accounting Agent, any law applicable to Accounting Agent in its capacity as fund accounting agent and that affects Accounting Agent’s performance of the Services hereunder.

4. FUND ACCOUNTING SERVICES

The Accounting Agent shall maintain the books of account of each Fund and Account and provide the services described in Appendix B (the “Services”) in the manner prescribed by such Fund’s or Account’s currently effective prospectus, statement of additional information or other governing document, as applicable, certified copies of which have been supplied to the Accounting Agent (a “governing document”).

Each Company and GEAM on behalf of each Account shall provide timely prior notice to the Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to such Company’s or Account’s governing document and shall supply the Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Fund or Account, the Accounting Agent shall value each Fund’s or Account’s securities utilizing prices obtained from sources designated by such Company or Account (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended from time to time, or otherwise designated by a Company or Account (the “Price Source Authorization”). The Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Accounting Agent.

5. SERVICE LEVEL DOCUMENTS

The Companies, Accounts and the Accounting Agent may from time to time, in good faith, agree on certain performance measures by which the Accounting Agent is expected to provide the Services (“Service Level Documents”). The Service Level Documents are designed to provide metrics and other information which may be utilized by the parties to help measure performance. The parties agree that, except as outlined in the immediately following paragraph as it relates to Critical Services, Service Level Documents reflect performance goals, and that any failure to perform in accordance with the provisions thereof may not by itself constitute a breach of the standard of care under this Agreement that gives rise to contractual or other remedies but may under relevant circumstances be a factor in assessing whether Accounting Agent has met such standard of care.

With respect to any existing or additional Service provided pursuant to this Agreement, Accounting Agent and the Companies and Accounts will mutually determine whether the associated Service will be designated as a Service or element of Service for which satisfactory performance by Accounting Agent is critical (a “Critical Service”). Accounting Agent’s performance with respect to any Service that will become a Critical Service will not be considered before the effective date of becoming a Critical Service for the purpose of determining termination events or rights hereunder.

6. FEES; EXPENSES

The Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Accounting Agent, as agreed upon from time to time between each Company and the Accounting Agent.

The Accounting Agent is authorized to and may employ, associate or contract with such person or persons as the Accounting Agent may deem desirable to assist it in performing its duties under this Agreement; provided, however, that (i) the compensation of such person or persons shall be paid by the Accounting Agent, (ii) the Accounting Agent shall be as fully responsible to the Companies and Accounts for the acts and omissions of any such person or persons as it is for its own acts and omissions, and (iii) and such employment will not diminish the quality or timeliness of the Services being performed by the Accounting Agent pursuant to this Agreement.

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7. INSTRUCTIONS AND ADVICE

At any time, the Accounting Agent may apply to any officer of the applicable Company or GEAM on behalf of the applicable Account or his or her designee for instructions and may consult with the independent accountants for the Companies or Accounts and may, after prior consent from the officers of a Company or Account, consult with outside counsel for the Company or Account, with respect to any matter arising in connection with the services to be performed by the Accounting Agent under this Agreement. Accounting Agent shall be entitled to reasonably rely on and may act upon written advice from a recognized and reputable outside legal counsel (who may be counsel for a Company) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

Accounting Agent shall not be liable, and shall be indemnified by the Companies, Funds or Accounts, as applicable, for any action taken or omitted by it in good faith without negligence in reliance upon any such instructions or upon any paper or document reasonably believed by it to be genuine and to have been signed by the proper person or persons. Accounting Agent shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the applicable Company or GEAM on behalf of the applicable Account. Nothing in this section shall be construed as imposing upon the Accounting Agent any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8. LIMITATION OF LIABILITY AND INDEMNIFICATION

In performing the Services, Accounting Agent shall exercise care, prudence and diligence, and shall act in good faith and without negligence. Accounting Agent, its directors, officers, and employees, shall be kept indemnified by the Companies or Accounts, as applicable, and shall be without liability to the Companies, Accounts, or GEAM for any action taken or omitted by it in good faith without negligence and in compliance with laws applicable to Accounting Agent in its capacity as fund accounting agent and that affects the Accounting Agent’s performance of the Services under this Agreement.

Accounting Agent shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise directly out of Accounting Agent’s willful misfeasance, bad faith, fraud, negligence, or violation of law applicable to Accounting Agent in its capacity as fund accounting agent and that affects the Accounting Agent’s performance of the Services hereunder.

Accounting Agent shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, where the disruption from such events could not be reasonably prevented or mitigated through industry-standard contingency or back-up measures.

Except as may arise from Accounting Agent’s own negligence, bad faith, fraud or willful misconduct or the negligence, bad faith, fraud or willful misconduct of an agent, Accounting Agent shall be without liability to any Company or Account for any loss, liability, claim or expense resulting from or caused by: (i) the actions or activities of any other party, including other service providers;

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(ii) Accounting Agent’s performance of the Services in reliance upon records that were maintained for a Company or Account by entities other than Accounting Agent before the effective date of this Agreement; (iii) a Company’s disqualification as a regulated investment company; and (iv) a Company’s non-compliance with any federal or state tax or securities statute, regulation or ruling.

Each Company and GEAM on behalf of each Account acknowledges and agrees that, with respect to investments it maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Company or Account and that the Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Accounting Agent in performing its duties under this Agreement.

In any event, the Accounting Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Services performed under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Companies, Funds and Accounts, including, but not limited to, any liability relating to qualification of a Company as a regulated investment company or any liability relating to a Company’s, Fund’s or Account’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Accounting Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Accounting agent’s for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2013 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2014 and terminating on December 31, 2014 shall be the date of this Agreement through December 31, 2013, calculated on an annualized basis.

Notwithstanding any provision contained herein to the contrary, in no event shall any party hereto be liable for indirect, special or consequential damages; provided that the foregoing limitation shall not apply with respect to any damages or claims arising out of or relating to that party’s fraud or willful misconduct.

9. CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding,

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investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information. Notwithstanding anything herein to the contrary, Accounting Agent and its affiliates may report and use nonpublic Fund holdings information of its clients, including a Company, Fund or Account, on an aggregated basis with all or substantially all other client information and without specific reference to any Company, Fund or Account.

The confidentiality undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

The Accounting Agent represents and warrants to the Companies and Accounts that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to the term, words or initials “GE,” “GEAM,” “GE Asset Management,” “GEID,” “GE Investment Distributors” or “General Electric,” or to any derivative or confusingly similar name, or refer to or use any trade name or trademark owned or licensed by the General Electric Company or its affiliates including but not limited to the distinctive GE circular logo or slogans, in any disclosure, offering, advertising or marketing materials, subject to the following exceptions: (a) with GEAM’s prior written approval of material or forms of advertising or disclosure including those intended for repeated use, after a reasonable opportunity to review the proposed use or form, or (b) to the limited extent required by rule, regulation or upon the request of a governmental authority.

10. RECORDS; REPORTS TO COMPANIES BY INDEPENDENT PUBLIC ACCOUNTANT; ADDITIONAL SUB-CERTIFICATIONS AND REPORTS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Accounting Agent agrees that all records which it maintains for a Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement with respect to such Company or otherwise on written request except as otherwise provided in Section 12. The Accounting Agent further agrees that all records that it maintains for a Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Accounting Agent.

The Accounting Agent shall provide the applicable Company, on behalf of each of the Funds at such times as such Company may reasonably require, with reports by independent public accountants on the accounting system, internal accounting control and procedures relating to the services provided by the Accounting Agent under this Agreement; such reports shall be of sufficient scope and in sufficient detail as may reasonably be required by the Company to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

The Accounting Agent shall provide to each Company: (a) sub-certifications in connection with Sarbanes-Oxley Act of 2002 certification requirements; and (b) periodic reports and reasonable documentation for delivery to the Companies’ Chief Compliance Officer in connection with Rule 38a-1 under the 1940 Act with respect to the Services and the Accounting Agent’s compliance with its operating policies and procedures related thereto.

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11. SERVICES NOT EXCLUSIVE

The services of the Accounting Agent are not to be deemed exclusive, and the Accounting Agent shall be free to render similar services to others. The Accounting Agent shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the applicable Company or GEAM on behalf of the applicable Account from time to time, have no authority to act or represent the Company or Account in any way or otherwise be deemed an agent of the Company or Account.

12. EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending July 31, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than (i) 60 days after the date of such delivery or mailing by a Company or GEAM on behalf of an Account, and (ii) 180 days after the date of such delivery or mailing by the Accounting Agent.

During the Initial Term and thereafter, either party may terminate this Agreement if: (i) the other party materially breaches a material provision of the Agreement and either (a) fails to cure or (b) fails to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ discovery of such breach (and if such discovery is made by the non-breaching party, notice of such breach), (ii) the Accounting Agent fails to provide an element of the services that is mutually characterized as a Critical Service, which failure is directly within Accounting Agent’s control, and Accounting Agent has failed to cure as soon as practicable, but no later than 30 days after notice of such failure, unless otherwise agreed to by the parties, (iii) Accounting Agent fails to provide a Critical Service two (2) or more times during any calendar year or five (5) or more times during the term of the Agreement, regardless of whether cured, which failure is directly within Accounting Agent’s control; or (iv) for one party there has been the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to any Company, Fund or Account, the applicable Company (if a termination with respect to a Company or Fund) or GEAM on behalf of the applicable Account shall pay Accounting Agent its compensation due and shall reimburse Accounting Agent for its costs, expenses and disbursements.

During the Initial Term, in the event of (i) a Company’s or Account’s termination of the Agreement for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which Accounting Agent is not retained to continue providing services hereunder to a Company, Fund or Account (or its respective successor), as applicable, the Company (if a termination with respect to a Company or Fund) or the applicable Account shall pay Accounting Agent its compensation due through the end of the Initial Term (based upon the average monthly compensation previously earned by Accounting Agent with respect to such Company or Fund or Account) and shall reimburse Accounting Agent for its costs, expenses and disbursements through that termination date. For the avoidance of doubt, no payment will be required related to one or more Companies, Funds or Accounts pursuant to clause (ii) of this paragraph with respect to any non-recurring transaction such as (a) the liquidation or dissolution of a Company, Fund or Account and distribution of such entity’s assets as approved by the applicable Board for that entity, (b) a merger of a Company, Fund or Account into, or the consolidation of a Company, Fund or Account with, another entity, or (c) the sale by a Company, Fund or Account of all, or substantially all, of such entity’s assets to another entity, regardless of whether Accounting Agent is retained to continue providing services to such Company, Fund or Account (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Company, Fund or Account shall in no way affect the rights and duties under this Agreement with respect to any other Company, Fund or Account. The provisions of Sections 6 and 8 of this Agreement shall survive termination of this Agreement for any reason.

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Upon any termination of services hereunder (whether as to only certain Companies, Funds or Accounts or as to all services under this Agreement), the Accounting Agent shall take commercially reasonable steps, for such additional compensation as may be agreed to by the Parties, to transfer the books and records and any other property of the applicable entity held hereunder to a successor provider of accounting services and to provide reasonable assistance in connection with the transition, provided however, that such reasonable assistance shall be limited to a period of one hundred and eighty (180) days, or such longer period and at such additional reasonable compensation as the parties may agree upon.

13. NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

To the Companies and Accounts:	c/o GE Asset Management Incorporated
1600 Summer Street Stamford, CT 06905
Attn: JoonWon Choe, Senior Vice President and Deputy General Counsel Telephone: 203 708-2726 Telecopy: 203-356-4655
To the Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
1200 Crown Colony Drive Quincy, Massachusetts, 02169
Attention: Michael E. Hagerty Telephone: 617-662-3630 Telecopy: 617-662-3690

14. AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15. ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Accounting Agent may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Accounting Agent.

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16. SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Funds and the Accounting Agent and their respective successors and permitted assigns.

17. DATA PROTECTION

Accounting Agent shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Company’s or Account’s shareholders, employees, directors and/or officers that the Accounting Agent receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18. ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19. WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

20. SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21. GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York, without regard to its conflicts of laws provisions.

22. REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

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23. COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

24. INSURANCE

The Accounting Agent shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by the Accounting Agent under this Agreement. Upon the Funds’ reasonable request, which in no event shall be more than once annually, the Accounting Agent shall furnish to the Funds a summary of the Accounting Agent’s applicable insurance coverage.

25. ADDITIONAL COMPANIES; ADDITIONAL ACCOUNTS.

In the event that any management investment company in addition to those listed on Appendix A-1 hereto desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such management investment company shall become a Company hereunder and be bound by all terms and conditions and provisions hereof with respect to such Company.

In the event that there is an account managed by GEAM in addition to those listed on Appendix A-2 hereto that GEAM desires to have the Accounting Agent render services as accounting agent under the terms hereof, GEAM shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such account shall become an Account hereunder and be bound by all terms and conditions and provisions hereof with respect to such Account.

26. ADDITIONAL FUNDS.

In the event that any Company establishes one or more series of Shares in addition to those set forth on Appendix A-1 hereto with respect to which it desires to have the Accounting Agent render services as accounting agent under the terms hereof, it shall so notify the Accounting Agent in writing, and if the Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

27. REMOTE ACCESS SERVICES ADDENDUM.

Each Company, GEAM on behalf of each Account and the Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

28. REGULATION GG.

Each Company and GEAM on behalf of each Account hereby represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) (“Regulation GG”). Each Company and GEAM on behalf of each Account hereby covenants and agrees that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Company and GEAM on behalf of each Account is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Accounting Agent pursuant to this Agreement or otherwise between or among any party hereto.

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29. BUSINESS CONTINUITY/DISASTER RECOVERY.

In the event of equipment failure, work stoppage, governmental action, terrorism or related threats to security, communication disruption or other impossibility of performance beyond the Accounting Agent’s control, the Accounting Agent shall take reasonable steps, consistent with industry standards, to minimize service interruptions. The Accounting Agent shall enter into and shall maintain in effect, at all times during the term of this Agreement, with appropriate parties one or more agreements making reasonable provision for (i) periodic back-up of the computer files and data with respect to the Companies and Accounts; and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. Upon reasonable request, the Fund Accounting Agent shall discuss with senior management of the Companies and Accounts such disaster recovery plan and/or provide a high-level presentation summarizing such plan.

30. NATURE OF OBLIGATIONS.

The Accounting Agent agrees that the obligations of the Companies or Accounts under this Agreement shall not be binding upon any of the directors, trustees, officers, employees or agents, whether past, present or future, of each Company or Account individually, but are binding only upon the assets and property of the Companies or Accounts, as provided in the Articles of Incorporation or governing trust agreement or other governing document.

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

EACH MANAGEMENT INVESTMENT COMPANY SET FORTH ON APPENDIX A-1 HERETO

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

GE ASSET MANAGEMENT INCORPORATED ON BEHALF OF

EACH ACCOUNT SET FORTH ON APPENDIX A-2 HERETO

By:	/s/ Jeanne M. LaPorta
Name:	Jeanne M. LaPorta
Title:	Commercial Administrative Officer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

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APPENDIX A-1

TO

MASTER ACCOUNTING SERVICES AGREEMENT

Funds and Respective Share Classes

GE Institutional Funds

GE Institutional U.S. Equity Fund (Investment Class)
GE Institutional U.S. Equity Fund (Service Class) GE Institutional US Large-Cap Core Equity Fund (Investment Class) GE Institutional US Large-Cap Core Equity Fund (Service Class)
GE Institutional Premier Growth Equity Fund (Investment Class)

GE Institutional Premier Growth Equity Fund (Service Class)

GE Institutional Small-Cap Equity Fund (Investment Class)

GE Institutional Small-Cap Equity Fund (Service Class)

GE Institutional S&P 500 Index Fund (Investment Class)

GE Institutional S&P 500 Index Fund (Service Class)

GE Institutional International Equity Fund (Investment Class)

GE Institutional International Equity Fund (Service Class)

GE Institutional Income Fund (Investment Class)

GE Institutional Income Fund (Service Class)

GE Institutional Strategic Investment Fund (Investment Class)

GE Institutional Strategic Investment Fund (Service Class)

GE Institutional Money Market Fund (Investment Class)

GE Institutional Money Market Fund (Service Class)

GE Investments Funds, Inc.

GE Investments US Equity Fund (Class 1)

GE Investments S&P 500 Index Fund (Class 1)

GE Investments Premier Growth Equity Fund (Class 1)

GE Investments Core Value Equity Fund (Class 1)

GE Investments Small-Cap Equity Fund (Class 1)

GE Investments Income Fund (Class 1)

GE Investments Total Return Fund (Class 1)

(i)

Funds and Respective Share Classes

GE Investments Total Return Fund (Class 3)

GE Investments Real Estate Securities Fund (Class 1)

Elfun Trusts

Elfun International Equity Fund

Elfun Income Fund

Elfun Tax-Exempt Income Fund

Elfun Diversified Fund

Elfun Money Market Fund

GE S&S US Equity Fund

GE S&S Income Fund

(ii)

APPENDIX A-2

TO

MASTER ACCOUNTING SERVICES AGREEMENT

GE S&S Short-Term Interest Fund

GE S&S Money Market Fund

(i)

APPENDIX B

TO

MASTER ACCOUNTING SERVICES AGREEMENT

LIST OF SERVICES

-	Record general ledger entries;

-	Accrue/calculate daily expenses;

-	Calculate daily income;

-	Reconcile daily activity to the trial balance;

-	Calculate net asset value; and

-	Prepare account balances.

(i)

EXHIBIT A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

Form of Price Source Authorization

(i)

SCHEDULE A

TO

MASTER ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY
Fund Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Fund Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator

(i)

[ATTACH: REMOTE ACCESS SERVICES ADDENDUM]

(i)